OPTION AGREEMENT

            THIS OPTION AGREEMENT (this "AGREEMENT") is made and entered into as of June 9, 1999, by and among SYMPOSIUM CORPORATION, a Delaware corporation ("SYMPOSIUM"), DIRECT SALES INTERNATIONAL, L.P., a Georgia limited partnership ("SELLER"), the other parties identified on EXHIBIT A to this Agreement (each, an "OTHER SELLER PARTY" and, together with Seller, the "SELLER PARTIES" and each a "SELLER PARTY"), and RICHARD PROCHNOW ("Prochnow"), with reference to the following facts:

            A. Prochnow is the sole shareholder of Direct Sales, Inc., the general partner of Seller, and directly or indirectly owns limited partnership interests representing 96% of the profits, losses and distributions of Seller.

            B. On the terms and subject to the conditions set forth in this Agreement, the Seller Parties desire to sell to Symposium, and Symposium desires to purchase from the Seller Parties, an option to purchase the assets of the Seller Parties.

            NOW, THEREFORE, with reference to the foregoing facts, the parties agree as follows:

      1. DEFINITIONS.

      All terms defined in this Agreement shall have the defined meanings when used in this Agreement or in any agreement, note, certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined or the context otherwise requires. The following terms shall have the following meanings:

            "ACTION" means any litigation, action, suit, proceeding, arbitration or claim before any court or Governmental Authority, or investigation by any Governmental Authority.

            "AFFILIATE" shall mean, with respect to any specified Person, (i) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person,
(ii) any other Person who is a director, officer, manager, member, partner or trustee of the specified Person or a Person described in clause (i) of this definition or any spouse of the specified Person or any such other Person, (iii) any relative of the specified Person or any other Person described in clause
(ii) of this definition, or (iv) any Person of which the specified Person and/or any one or more of the Persons specified in clause (i),(ii) or (iii) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities or otherwise have a substantial beneficial interest.

            "ASSETS" shall mean all of the assets of the Seller Parties except the Equity Securities of the Other Seller Parties and any assets that Symposium determines not to acquire.

            "ASSUMED LIABILITIES" shall mean the accounts payable, accrued expenses and deferred revenues of the Seller Parties incurred in the ordinary course of business and existing on the Closing Date.

            "BUSINESS" means the marketing and sale of magazine subscriptions by the Seller Parties, whether directly or through third parties, and all business activities of the Seller Parties relating thereto.

            "CHARTER DOCUMENTS" shall mean (i) with respect to Seller, the Limited Partnership Agreement dated June 1, 1995 of Seller, (ii) with respect to each Other Seller Party, the Articles or Certificate of Incorporation, By-Laws, Articles of Organization, Operating Agreement or other organizational documents, as applicable, of such Party, and (iii) with respect to Symposium, the Certificate of Incorporation and By-Laws of Symposium.

            "CLOSING" shall mean the closing of the purchase and sale of the Assets, and "CLOSING DATE" shall mean the date of the Closing.

            "CONSULTING AGREEMENT" shall mean the consulting agreement to be entered into between Symposium and Prochnow.

            "CONTRACT" shall mean any written or oral note, bond, debenture, mortgage, license, agreement, commitment, contract or understanding.

            "EQUITY SECURITIES" of any Person shall mean the capital stock, partnership interests or membership interests of such Person and/or any Stock Equivalents of such Person.

            "GENERAL PARTNER" shall mean Direct Sales, Inc., a Georgia corporation and the general partner of Seller.

            "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "LAW" shall mean any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including, without limitation, any judicial or administrative order, consent, decree or judgment.

            "LEASE AGREEMENT" shall mean the lease agreement to be entered into between Symposium and Lessor for the Premises.

            "LESSOR" shall mean P&T Properties, LLC.

            "LIEN" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

            "LONG FORM AGREEMENT" shall mean the long form purchase agreement to be entered into by the parties to this Agreement to formally memorialize the terms and conditions (consistent with the terms and conditions contained herein) upon which Symposium shall purchase and the Seller Parties shall sell the Assets, and shall contain the terms and conditions of this Agreement, such other terms and conditions as may be contemplated by this Agreement and such other terms and conditions as may be customary in transactions of this type.

            "OPTION" shall mean the option sold by the Seller Parties to Symposium pursuant to this Agreement.

            "OPTION EXPIRATION DATE" shall mean November 30, 1999.

            "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability Symposium, Governmental Authority or other entity.

            "PREMISES" shall mean 2550 Heritage Court, Suite 106, Atlanta, Georgia 30339.

            "STOCK EQUIVALENTS" of any Person shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock, partnership interests or membership interests of such Person.

            "SUBSIDIARY" of any Person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.

            "TAX DISTRIBUTIONS" shall mean cash distributions by the Seller to its partners in an aggregate amount equal to their aggregate federal and state income tax liability (taking into account the federal tax deduction for state taxes paid) with respect to the Seller's net income for the period from January 1, 1999 to the Closing Date. The Long Form Agreement shall provide for the adjustment of the Tax Distributions to the extent that the actual tax liabilities of the Seller's partners were greater than or less than the amount of Tax Distributions received.

            "TRANSFER" shall mean sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration, and "TRANSFERRED" shall have a correlative meaning.

      2. OPTION.

          2.1 SALE OF OPTION. The Seller Parties hereby sell to Symposium, and Symposium hereby purchases from the Seller Parties, an option to purchase the Assets from the Seller Parties. Symposium has concurrently herewith delivered to the Seller Parties its check in the amount of $100 in consideration of the Option.

          2.2 OPTION EXPIRATION DATE. The Option shall terminate and expire on the Option Expiration Date.

          2.3 EXERCISE PRICE. The exercise price for the Option (the "EXERCISE Price") shall be: (i) $22,900,000, payable by wire transfer or certified or bank cashier's check to the order of Seller; (ii) cash in an amount equal to the quotient of (A) the Seller's outstanding indebtedness at the Closing for money borrowed in the ordinary course of business under the Amended and Restated Revolving Loan Agreement dated as of October 1, 1998 between the Seller and SouthTrust Bank, N.A., divided by (B) 0.555; and (iii) the assumption of the Assumed Liabilities.

          2.4 EXERCISE. Symposium may exercise the Option by written notice to the Seller at any time prior to the Option Expiration Date. The notice shall set forth the Closing Date for the purchase and sale of the Assets, which date shall not be less than seven days following the date of the notice. The exercise of the Option shall be contingent upon the satisfaction or waiver of the conditions to closing to be set forth in the Long-Form Agreement.

          2.5 CLOSING DELIVERIES. At the Closing, each Seller Party shall, at the Seller Party's expense, deliver:

               (a) such bills of sale, endorsements, assignments, subleases, and other good and sufficient instruments of conveyance, transfer and assignment, including, without limitation, a bill of sale, as shall be necessary to vest in Symposium good title in and to the Assets free and clear of any and all Liens; and

               (b) possession of the Assets.

     3. REPRESENTATIONS AND WARRANTIES OF SELLER AND PROCHNOW.

      Seller and Prochnow jointly and severally represent and warrant to Symposium as follows:

          3.1 ORGANIZATION, STANDING AND POWER; CAPITALIZATION. Seller is a limited partnership duly organized, validly existing and in good standing in the laws in the state of Georgia and has all requisite partnership power and partnership authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Other Seller Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Seller Party is duly qualified or licensed as a foreign partnership, corporation or limited liability company and is in good standing in each jurisdiction where the nature of its properties owned or held under lease or the nature of the business conducted by it make such qualification necessary. Prochnow owns the General Partner, and directly or indirectly owns 96% of the profits, losses and distributions of Seller.

          3.2 AUTHORITY; ENFORCEABILITY; EFFECT OF AGREEMENT.

               (a) Each Seller Party has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. Prochnow has the requisite capacity to enter into, execute and deliver this Agreement and perform his obligations hereunder. This Agreement has been duly authorized by all necessary partnership, corporate or limited liability company action of each Seller Party, including, without limitation, the authorization and approval by

Prochnow. This Agreement has been duly executed and delivered by each Seller Party and Prochnow and, assuming this Agreement is duly executed and delivered by Symposium, constitutes a valid and legally binding obligation of each Seller Party and Prochnow enforceable against each Seller Party and Prochnow in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

               (b) The execution and delivery by each Seller Party and Prochnow of this Agreement do not, and compliance by each Seller Party and Prochnow with the provisions of this Agreement will not, (A) conflict with or result in a breach or default under the Charter Documents of any Seller Party or any of the terms, conditions or provisions of any Contract to which any Seller Party or Prochnow is a party or otherwise bound, or to which any property or asset of any Seller Party or Prochnow is subject; (B) violate any Law applicable to any Seller Party or Prochnow; or (C) result in the creation or imposition of any Lien on any asset of any Seller Party or Prochnow.

          3.3 ASSETS. Each Seller Party has good and marketable title to all of the assets of the Seller Party included in the Assets. At the Closing, Symposium shall receive good and marketable title to the Assets, free and clear of all Liens other than Liens securing the Seller Parties' obligations under the Assumed Liabilities.

      In addition to the foregoing representations and warranties, Seller and Prochnow will jointly and severally make in the Long-Form Agreement additional representations and warranties regarding the business, assets, liabilities, financial condition, results of operations and other matters pertaining to the Seller Parties, and the Business as may be customary in transactions of this type.

4. REPRESENTATIONS AND WARRANTIES OF SYMPOSIUM.

          Symposium represents and warrants to Seller as follows:

          4.1 ORGANIZATION, STANDING AND CORPORATE POWER. Symposium is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Symposium is duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction where the nature of its properties owned or held under lease or the nature of the business conducted by it make such qualification necessary.

          4.2 AUTHORITY; ENFORCEABILITY; EFFECT OF AGREEMENT.

               (a) Symposium has full corporate power and corporate authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Symposium. This Agreement has been duly executed and delivered by Symposium and, assuming this Agreement is duly executed and delivered by Prochnow and each Seller Party, constitutes a valid and legally binding obligation of Symposium and is enforceable against Symposium in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

               (b) The execution and delivery by Symposium of this Agreement do not, and compliance by Symposium with the provisions hereof will not, (A) conflict with or result in a breach or default under the Charter Documents of Symposium or any of the terms, conditions or provisions of any Contract to which Symposium is a party or otherwise bound, or to which any asset or property of Symposium is subject; or (B) violate any Law applicable to Symposium; or (C) result in the creation or imposition of any Lien on any asset of Symposium.

      In addition to the foregoing representations and warranties, Symposium will make in the Long-Form Agreement additional representations and warranties regarding the business, assets, liabilities, financial condition, results of operations and other matters pertaining to Symposium and its business as may be customary in transactions of this type.

5.    COVENANTS PRIOR TO CLOSING.

          5.1 CONDUCT OF BUSINESS. Prior to the Closing, except as contemplated by this Agreement or with the prior written consent of Symposium, each Seller Party agrees, and Prochnow agrees to cause each Seller Party:

               (a) to conduct its operations according to its ordinary and usual course of business;

               (b) not to Transfer any Assets,

               (c) except for Tax Distributions and distributions by the Other Seller Parties to the Seller, not to declare or pay any dividend or other distribution on its Equity Securities, and not to purchase, redeem, retire or otherwise acquire any of its Equity Securities;

               (d) to use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those Persons having business relationships with the Seller Party;

               (e) to duly comply in all material respects with all Laws applicable to the Seller Party and to the conduct of the Business;

               (f) to maintain the tangible Assets in a good condition and state of repair;

               (g) not to enter into any Contract of any kind or nature with any Affiliate of the Seller Party and not to make any payment to Prochnow, or any Affiliate of Prochnow, except for Tax Distributions to Prochnow, payments of salary to Prochnow at the rate in effect on January 1, 1999, and reimbursement for expenses incurred in the ordinary course of business as is customary in accordance with the past practices of the Seller Parties.

      In addition, each Seller Party will agree, and Prochnow will agree to cause each Seller Party to agree in the Long-Form Agreement to such other covenants regarding the conduct of its business as may be customary in transactions of this type.

          5.2 INSPECTION OF RECORDS. Between the date of this Agreement and the Closing, each Seller Party shall allow the duly authorized officers, attorneys, accountants and other representatives of Symposium access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information in each case relating to the business and affairs of the Seller Party.

          5.3 CONSULTING AGREEMENT. Prochnow and Symposium shall negotiate in good faith the terms of the Consulting Agreement, which will become effective as of the Closing. The Consulting Agreement will either be entered into on or prior to the date the parties execute and deliver the Long-Form Agreement or the principal terms and conditions of the Consulting Agreement shall be set forth in the Long Form Agreement.

          5.4 LEASE AGREEMENT. Symposium and the Lessor shall negotiate in good faith the terms of the Lease Agreement pursuant to which Symposium will lease the Premises from the Lessor. The Lease Agreement will either be entered into on or prior to the date the parties execute and deliver the Long-Form Agreement or the principal terms and conditions of the Lease Agreement shall be set forth in the Long Form Agreement. The Lessor and the Seller agree to terminate any existing lease for the Premises effective as of the Closing.

          5.5 AUDIT AND FINANCIAL STATEMENTS. The Seller shall have its consolidated financial statements for the year ended December 31, 1998 audited by the Seller's independent accountants as promptly as practicable, but no later than July 31, 1999, and shall provide a copy of such audited financial statements to Symposium. Seller shall place no scope limitations on such audit. As promptly as practicable, but no later than June 30, 1999, the Seller shall provide to Symposium a consolidated and combined balance sheet and statement of operations as of and for the quarter ended March 31, 1999. Within 30 days following the end of each month, commencing May 1999, the Seller shall provide to Symposium a consolidated balance sheet and consolidated statement of operations, and a combined balance sheet and combined statement of operations, as of the end of and for the month then ended and the year-to-date.

          5.6 NOTICES. The Seller Parties shall promptly notify Symposium of:
(i) any material development concerning the Business; (ii) any material change in the financial condition or Assets of the Seller Parties or event which any Seller Party believes could cause a material change in the financial condition of Assets of the Seller Parties; and (iii) any Action regarding the Seller Parties.

          5.7 TRANSFER OF EQUITY SECURITIES OF THE SELLER. Prochnow agrees not to, and agrees to cause the General Partner not to, Transfer any Equity Securities of the Seller until the earlier to occur of exercise of the Option and the Option Expiration Date; PROVIDED that Prochnow may Transfer all or any portion of his Equity Securities of the Seller to the General Partner without Symposium's consent so long as the General Partner is wholly owned by Prochnow and agrees in writing to be bound by Prochnow's obligations with respect to such Equity Securities under this Agreement and Section 6 of the Stock Purchase Agreement dated as of the date hereof between Prochnow and Symposium.

6.    CLOSING CONDITIONS.

      The Long-Form Agreement will contain customary closing conditions for each party with respect to the purchase and sale of Assets upon exercise of the Option.

7.    INDEMNIFICATION.

      The Long-Form Agreement will contain indemnification provisions acceptable to the parties.

8.    NONCOMPETITION.

      The Long-Form Agreement will contain a covenant by Prochnow not to compete acceptable to the parties.

9.    MISCELLANEOUS.

          9.1 NOTICES. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, to the following addresses:

                        (i)   if to Symposium, to:

                              Symposium Corporation
                              410 Park Avenue, 18th Floor
                              New York, New York 10022
                              Facsimile No. (212) 754-9906
                              Attn:   Ronald Altbach

                        with a copy to:

                              Troop Steuber Pasich Reddick & Tobey, LLP
                              2029 Century Park East, 24th Floor
                              Los Angeles, California 90067
                              Facsimile No.:  (310) 728-2211
                              Attn:   Alan B. Spatz, Esq.



                        (ii)  if to any Seller Party or Prochnow, to:

                              Richard Prochnow
                              2550 Heritage Court, Suite 106
                              Atlanta, Georgia 30339
                              Facsimile No. (770) 952-0409
                        with a copy to:

                              Arnall Golden & Gregory, LLP
                              1201 West Peachtree Street, Suite 2800
                              Atlanta, Georgia  33309
                              Facsimile No.:  (404) 873-8501
                              Attn:   S.  Jarvin   Levison,   Esq./Stuart   C.
                              Johnson, Esq.

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

          9.2 ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by way of this Agreement.

          9.3 ASSIGNMENT. No party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement; PROVIDED that Symposium may assign its rights to any Subsidiary of Symposium. This Agreement shall inure to the benefit of and be binding upon any successors of each party by way of merger or consolidation.

          9.4 WAIVER AND AMENDMENT. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

          9.5 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

          9.6 SEVERABILITY. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          9.7 CAPTIONS. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

          9.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          9.9 COSTS AND ATTORNEYS' FEES. If any Action is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover its reasonable attorneys' fees incurred in each and every such Action, including, without limitation, any and all appeals or petitions therefrom.

          9.10 RIGHTS CUMULATIVE. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any Damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

          9.11 JUDICIAL INTERPRETATION. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

      IN WITNESS WHEREOF, this Option Agreement has been made and entered into as of the date and year first above written.

                                    SYMPOSIUM CORPORATION,
                                    a Delaware corporation


                                    By:
                                       -----------------------------------
                                          Name:
                                          Title:

                                    DIRECT SALES INTERNATIONAL, L.P.
                                    a Georgia limited partnership

                                    By:   Direct Sales, Inc., its general
                                     partner


                                          By:
                                             -----------------------------
                                                Name:

                                          Title:

                                    NATIONAL READERS SERVICE, INC.,
                                    a New Jersey corporation


                                    By:
                                       -----------------------------------
                                          Name:
                                          Title:

                                    DSI COMMUNICATIONS, LLC
                                    a Georgia limited liability company


                                    By: /s/ RICHARD PROCHNOW
                                       -----------------------------------
                                          Name:
                                          Title:

                                    RICHARD PROCHNOW

                                      /s/ RICHARD PROCHNOW
                                    --------------------------------------
                                    Richard Prochnow

                                    EXHIBIT A
                                       TO
                                OPTION AGREEMENT

                            DATED AS OF JUNE 9, 1999

                              OTHER SELLER PARTIES


National Readers Service, Inc.

DSI Communications, LLC